Exhibit 99.1

Media	Investors
Janis Allen	Christopher Oltmann
(805) 330-4899	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Second Quarter 2019 Results

Westlake Village, CA, August 1, 2019 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $38.0 million, or $0.50 per common share on a diluted basis for the second quarter of 2019, on net investment income of $96.4 million. PMT previously announced a cash dividend for the second quarter of 2019 of $0.47 per common share of beneficial interest, which was declared on June 26, 2019 and paid on July 30, 2019 to common shareholders of record as of July 15, 2019.

Second Quarter 2019 Highlights

Financial results:

•	Net income attributable to common shareholders of $38.0 million, down from $47.3 million in the prior quarter
o	Results reflect solid performance from government-sponsored enterprise (GSE) credit risk transfer (CRT) investments and strong correspondent production
o

Agency mortgage-backed securities (MBS) and interest rate hedges substantially offset the market-driven valuation impact on mortgage servicing rights (MSR) and excess servicing spread (ESS) investments

•	Annualized return on average common equity of 10 percent[1]

[1]	Annualized return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period

•	Book value per common share of $20.79 at June 30, 2019, up from $20.72 at March 31, 2019

Other investment and financing highlights:

•	Increased investment in CRT securities and MSRs resulting from PMT’s record level of loan acquisition volumes
o	Conventional loan production totaled $12.2 billion in unpaid principal balance (UPB), up 35 percent from the prior quarter[2]
o	CRT deliveries totaled $9.3 billion in UPB, resulting in a firm commitment to purchase $324 million of CRT securities
o	New MSR investments totaled $153 million
•	Settled PMT’s fifth CRT transaction totaling $933 million in face amount; currently delivering loans to Fannie Mae under a commitment for our sixth CRT transaction
•	Issued $638 million of 4-year term notes to finance PMT’s fourth settled CRT transaction, further adding duration and improving its capital efficiency
•	Raised approximately $214 million in net proceeds from the issuance of common shares during the quarter
•	Completed the sale of nonperforming loans totaling $42 million in UPB from the distressed portfolio

Notable activity after quarter end:

•	Entered into an agreement after the quarter end to sell approximately $115 million in UPB of nonperforming and reperforming loans from the distressed portfolio[3]
o	Remaining distressed loans after the sale are expected to total $18 million in UPB

“PMT’s investments delivered solid returns in the second quarter, driven by strong fundamental performance of our credit sensitive strategies and improved correspondent production earnings,” said President and CEO David Spector.  “Record production volumes this quarter accelerated the

[2]	Consists of delegated and non-delegated conventional conforming and non-Agency loans and includes conventional loans acquired from PennyMac Financial Services, Inc. (NYSE: PFSI).
[3]

These transactions are subject to continuing due diligence and customary closing conditions. There can be no assurance regarding the size of these transactions or that these transactions will be completed at all.

pace of capital deployment into CRT and MSRs.  Lower interest rates drove fair value losses on MSR and ESS investments, which were substantially offset by gains from MBS and interest rate hedges.  We are optimistic regarding our ability to continue to deploy capital into PMT’s organically created investments with accretive returns as we consider our outlook for future growth.”

The following table presents the contributions of PMT’s segments, consisting of Correspondent Production, Credit Sensitive Strategies, Interest Rate Sensitive Strategies, and Corporate:

	Quarter ended June 30, 2019
	Correspondent production	Credit sensitive stratgies	Interest rate sensitive strategies	Corporate	Consolidated
	(in thousands)
Net gain (loss) on investments:
Loans at fair value	$-	$(5,451)	$-	$-	$(5,451)
Loans held by variable interest entity net of asset-backed secured financing	-	64	954	-	1,018
Mortgage-backed securities	-	-	27,448	-	27,448
CRT investments	-	30,769	-	-	30,769
Hedging derivatives	-	-	37,181	-	37,181
Excess servicing spread investments	-	-	(3,211)	-	(3,211)
	-	25,382	62,372	-	87,754
Net gain on loans acquired for sale	22,797	11,447	-	-	34,244
Net loan servicing fees	-	-	(53,589)	-	(53,589)
Net interest income (expense)
Interest income	25,838	9,644	35,864	447	71,793
Interest expense	(16,893)	(13,989)	(35,014)	-	(65,896)
	8,945	(4,345)	850	447	5,897
Other income	17,652	3,307	-	1,136	22,095
	49,394	35,791	9,633	1,583	96,401
Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	29,590	617	10,951	-	41,158
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	8,832	8,832
Other	3,638	2,159	582	6,662	13,041
	$33,228	$2,776	$11,533	$15,494	$63,031
Pretax income (loss)	$16,166	$33,015	$(1,900)	$(13,911)	$33,370

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from CRT, distressed mortgage loans and non-Agency subordinated bonds. Pretax income for the segment was $33.0 million on revenues of $35.8 million, compared to pretax income of $58.4 million on revenues of $61.1 million in the prior quarter.

The Credit Sensitive Strategies segment recorded a net gain on loans acquired for sale of $11.4 million, up modestly from $11.1 million in the prior quarter. These amounts represent the recognition of the fair value of firm commitments to acquire CRT securities for deliveries during the second quarter; an additional $9.4 million was attributed to the Correspondent Production segment, up from $8.6 million in the prior quarter.

Net gain on investments in the segment was $25.4 million, down from $53.8 million in the prior quarter.

Net gain on CRT investments for the quarter was $30.8 million, compared to $53.1 million in the prior quarter, and included $3.6 million in valuation-related losses driven by credit spread widening on seasoned CRT investments.  The prior quarter included $20.4 million in valuation-related gains related to credit spread tightening.  Net gain on CRT investments also included $35.3 million in realized gains and carry, up from $33.6 million in the prior quarter. Recognized losses of $0.9 million were flat from the prior quarter, reflecting portfolio seasoning and in line with expectations.

PMT’s distressed mortgage loan portfolio generated realized and unrealized losses totaling $5.5 million, compared to gains of $0.5 million in the prior quarter.  Fair value losses on performing loans in the distressed portfolio were $1.8 million, while fair value losses on nonperforming loans were $4.3 million, driven by forecasts for slower home price appreciation and higher expected resolution costs.  The distressed mortgage loan portfolio also generated realized gains related to payoffs and loan sales of $0.7 million.

Net interest expense for the segment totaled $4.3 million, compared to $3.8 million in the prior quarter. Interest income totaled $9.6 million, up from $8.3 million in the prior quarter, driven by a larger CRT investment.  Interest expense totaled $14.0 million, up from $12.0 million in the prior quarter, driven by increased financing costs related to the larger CRT investment.

Other investment income in the segment was $3.3 million, compared to a loss of $30,000 in the prior quarter, driven by the continued liquidation of the real estate acquired in the settlement of loans (REO) portfolio and seasonal factors.  At quarter end, PMT’s inventory of REO properties totaled $97.8 million, up from $72.2 million at March 31, 2019.  The increase was driven by a reclassification of certain properties previously held for investment to the REO portfolio.

Segment expenses were $2.8 million, essentially unchanged from the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, ESS, Agency MBS, non-Agency senior MBS and interest rate hedges. Pretax loss for the segment was $1.9 million on revenues of $9.6 million, compared to pretax income of $0.8 million on revenues of $11.2 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with decreasing interest rates, MSRs and ESS typically decrease in fair value whereas Agency MBS typically increase in value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net gain on investments for the segment totaled $62.4 million, and primarily consisted of $37.2 million of gains in the value of hedging derivatives and $27.5 million of gains on MBS, partially offset by a $3.2 million loss in the value of ESS investments.

Net loan servicing fees resulted in a loss of $53.6 million, compared to a loss of $31.1 million in the prior quarter.  Net loan servicing fees included $66.9 million in servicing fees and $6.4 million in other fees, reduced by $46.6 million in realization of MSR cash flows.  Net loan servicing fees also included a $136.9 million decrease in the fair value of MSRs, $55.5 million of related hedging gains and $1.0 million of MSR recapture income.  PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net mortgage loan servicing fees:

	Quarter ended
	June 30, 2019	March 31, 2019	June 30, 2018
	(in thousands)
From non-affiliates:
Servicing fees[1]	$66,919	$61,272	$48,667
Other fees	6,408	3,208	1,859
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(46,580)	(40,821)	(27,998)
Other	(136,887)	(96,508)	16,084
	(183,467)	(137,329)	(11,914)
Gains (losses) on hedging derivatives	55,536	41,135	(11,438)
	(127,931)	(96,194)	(23,352)
	(54,604)	(31,714)	27,174
From PFSI—MSR recapture income	1,015	634	412
Net mortgage loan servicing fees	$(53,589)	$(31,080)	$27,586

1 Includes contractually specified servicing fees

MSR valuation losses were primarily driven by a decrease in mortgage rates during the quarter, resulting in expectations for elevated prepayment activity in the future.  ESS investments also declined in value from a decrease in mortgage rates and the ongoing paydown of the underlying loans, partially offset by increased recapture income from PFSI for prepayment activity during the quarter.  PMT generally benefits from recapture income when the prepayment of a loan underlying PMT’s ESS results from refinancing by PFSI.

Net interest income for the segment was $0.9 million, down from $1.0 million in the prior quarter.  Interest income totaled $35.9 million, up from $34.1 million in the prior quarter, primarily driven by higher interest income on custodial deposits.  Interest expense totaled $35.0 million, up from $33.1 million in the prior quarter, driven by higher interest shortfall expense from elevated prepayment activity.

Segment expenses were $11.5 million, an increase of 11 percent from the prior quarter, primarily driven by higher servicing fee expenses on a growing MSR portfolio.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and CRT related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $16.2 million, up from $3.6 million in the prior quarter.

Through its correspondent production activities, PMT acquired $21.7 billion in UPB of loans from nonaffiliates compared to $15.1 billion in the prior quarter.  Of total correspondent acquisitions, conventional conforming and jumbo acquisitions from nonaffiliates totaled $10.7 billion, and government-insured or guaranteed and non-delegated acquisitions totaled $11.0 billion, compared to $8.1 billion and $6.9 billion, respectively, in the prior quarter. PMT also acquired $1.1 billion of conventional loans from PennyMac Financial, compared to $0.7 billion in the prior quarter.  PMT issued interest rate lock commitments on conventional loans totaling $12.6 billion, compared to $9.0 billion in the prior quarter.

Segment revenues were $49.4 million, a 46 percent increase from the prior quarter and included net gain on loans acquired for sale of $22.8 million, other income of $17.7 million, which primarily consists of volume-based origination fees, and net interest income of $8.9 million.  Net gain on loans acquired for sale in the quarter increased by $12.6 million from the prior quarter, driven by improved production margins and higher CRT-related gains, as discussed earlier. Net interest income decreased $1.7 million from the prior quarter, primarily driven by a decrease in the recognition of incentives the Company is entitled to receive under one of its master repurchase agreements, under which it finances mortgage loans that satisfy certain consumer relief characteristics. These incentives totaled $2.3 million in the second quarter, down from $7.5 million in the first quarter.  As the Company expected, the lender substantially curtailed the incentives provided under the master repurchase agreement through an orderly wind down of the incentive program during the quarter ended June 30, 2019.

Segment expenses were $33.2 million, up from $30.2 million in the prior quarter driven by the increase in production activity, partially offset by a decrease in the weighted average fulfillment fee during the quarter.  The weighted average fulfillment fee rate in the second quarter was 28 basis points, down from 34 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $1.6 million, up from $0.4 million in the prior quarter.

Management fees were $8.8 million, up 22 percent from the prior quarter driven by increased incentive fees paid to PFSI based on PMT’s profitability and an increase in base management fees as a result of PMT’s increased shareholders’ equity.

Other segment expenses were $6.7 million, up from $6.1 million in the prior quarter.

Taxes

PMT recorded a $10.9 million benefit for income tax expense compared to $3.7 million in the prior quarter, driven by increased fair value losses on investments held in PMT’s taxable subsidiary.

***

“This week marks the 10th anniversary of PennyMac Mortgage Investment Trust, and we are proud of our track record in pursuing unique mortgage-related investment strategies and delivering attractive risk-adjusted returns while preserving shareholder value,” commented Executive Chairman Stanford L. Kurland.  “Our recent successful capital raises have been driven by PMT's performance and compelling investment outlook.  We expect the new investments in CRT and MSRs to be accretive to PMT’s overall return profile with further benefit from increased scale economies, and we remain optimistic about our ability to drive strong returns and shareholder value over the current investment horizon.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Time) on Thursday, August 1, 2019.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; the occurrence of natural disasters or other events or circumstances that could impact the Company’s operations; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically, whether the result of market events or otherwise; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or man-made disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the degree and nature of the Company’s competition; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, default and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage-backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights, excess servicing spread and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; the Company’s exposure to risks of loss and disruptions in operations resulting from adverse weather conditions and man-made or natural disasters; technologies for loans and the Company’s ability to mitigate security risks and cyber intrusions; the Company’s ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct its business; the Company’s ability to detect misconduct and fraud; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as the Government National Mortgage Association, the Federal Housing Administration or the Veterans Administration, the U.S. Department of Agriculture, or government-sponsored entities such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations and regulatory agencies, and any other legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs;

limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes, as applicable, and the Company’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of REITs, or the exclusions from registration as an investment company); the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2019	March 31, 2019	June 30, 2018
	(in thousands except share amounts)
ASSETS
Cash	$77,676	$68,538	$63,035
Short-term investments	76,731	29,751	39,484
Mortgage-backed securities at fair value	2,600,357	2,589,106	1,698,322
Loans acquired for sale at fair value	2,477,267	1,435,071	1,790,518
Loans at fair value	358,570	398,664	749,445
Excess servicing spread purchased from PennyMac Financial Services, Inc.	194,156	205,081	229,470
Derivative and credit risk transfer strip assets	258,782	188,710	133,239
Firm commitment to purchase credit risk transfer securities at fair value	15,581	79,784	4,426
Real estate acquired in settlement of loans	97,808	72,175	109,271
Real estate held for investment	-	42,346	46,431
Deposits securing credit risk transfer arrangements	2,060,612	1,137,283	651,204
Mortgage servicing rights	1,126,427	1,156,908	1,010,507
Servicing advances	35,143	37,392	53,340
Due from PennyMac Financial Services, Inc.	1,485	3,345	4,010
Other assets	85,194	111,833	94,147
Total assets	$9,465,789	$7,555,987	$6,676,849
LIABILITIES
Assets sold under agreements to repurchase	$5,364,551	$4,179,829	$3,780,204
Mortgage loan participation and sale agreements	-	73,142	87,751
Exchangeable senior notes	248,958	248,652	247,759
Notes payable	1,370,074	739,224	445,062
Asset-backed financing of a variable interest entity at fair value	270,077	275,509	287,719
Interest-only security payable at fair value	26,356	32,564	7,652
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	118,716	125,929	138,582
Derivative liabilities	22,454	8,750	3,446
Accounts payable and accrued liabilities	36,373	74,294	58,612
Due to PennyMac Financial Services, Inc.	34,695	29,951	19,661
Income taxes payable	21,873	32,866	47,289
Liability for losses under representations and warranties	7,728	7,688	7,625
Total liabilities	7,521,855	5,828,398	5,131,362
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	299,707	299,707	299,707
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 78,607,436, 68,412,435, and 60,950,754 common shares, respectively	786	684	610
Additional paid-in capital	1,647,186	1,431,887	1,282,971
Accumulated deficit	(3,745)	(4,689)	(37,801)
Total shareholders' equity	1,943,934	1,727,589	1,545,487
Total liabilities and shareholders' equity	$9,465,789	$7,555,987	$6,676,849

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Quarterly Periods ended
	June 30, 2019	March 31, 2018	June 30, 2018
	(in thousands, expect per share amounts)
Investment Income
Net gain (loss) on investments:
From nonaffiliates	$90,965	$98,655	$23,989
From PennyMac Financial Services, Inc.	(3,211)	(3,562)	1,520
	87,754	95,093	25,509
Net gain on loans acquired for sale:
From nonaffiliates	31,089	19,329	6,251
From PennyMac Financial Services, Inc.	3,155	1,994	2,891
	34,244	21,323	9,142
Loan origination fees	17,630	12,938	8,850
Net loan servicing fees:
From nonaffiliates	(54,604)	(31,714)	27,174
From PennyMac Financial Services, Inc.	1,015	634	412
	(53,589)	(31,080)	27,586
Interest income:
From nonaffiliates	69,026	60,015	48,434
From PennyMac Financial Services, Inc.	2,767	3,066	3,910
	71,793	63,081	52,344
Interest expense:
To nonaffiliates	64,204	52,943	38,167
To PennyMac Financial Services, Inc.	1,692	1,796	1,898
	65,896	54,739	40,065
Net interest income	5,897	8,342	12,279
Results of real estate acquired in settlement of loans	2,075	(1,480)	(2,297)
Other	2,390	1,482	1,922
Net investment income	96,401	106,618	82,991
Expenses
Earned by PennyMac Financial Services, Inc.:
Loan fulfillment fees	29,590	27,574	14,559
Loan servicing fees[1]	11,568	10,570	9,431
Management fees	8,832	7,248	5,728
Loan origination	3,118	2,277	1,572
Compensation	1,771	1,969	2,220
Professional services	1,733	1,327	1,757
Loan collection and liquidation	1,247	1,584	1,923
Real estate held for investment	865	1,054	1,301
Other	4,307	3,148	2,214
Total expenses	63,031	56,751	40,705
Income before (benefit from) provision for income taxes	33,370	49,867	42,286
(Benefit from) provision for income taxes	(10,863)	(3,660)	5,861
Net income	44,233	53,527	36,425
Dividends on preferred shares	6,234	6,234	6,234
Net income attributable to common shareholders	37,999	47,293	30,191
Earnings per share
Basic	$0.52	$0.73	$0.49
Diluted	$0.50	$0.68	$0.47
Weighted average shares outstanding
Basic	73,425	64,629	60,903
Diluted	81,892	73,371	69,370
Dividends declared per common share	$0.47	$0.47	$0.47

1 Loan servicing fees expense includes both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights